EXHIBIT 8.1

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is entered into as of August 19, 2020 by and among World Tree USA, LLC, a Nevada limited liability company (the “Issuer”), Vanderbilt Securities LLC, a New York limited liability company (the “Placement Agent”), and Boston Private Bank and Trust Company (“Bank”), as Escrow Agent (“Escrow Agent”).

RECITALS

WHEREAS, Escrow Agent has been advised that Issuer has engaged the Placement Agent to assist the Issuer in making a private placement (the “Offering”) of up to $10,500,000 (“Maximum Amount”), on a “best efforts” basis of Series A 2020 Eco-Tree Units (“Unit” or “Units”) at the offering price of $1.50 per Unit, pursuant to an exemption from registration under Tier 2 of Regulation A (“Regulation A”) of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”); and

WHEREAS, the Units will be sold pursuant to the Offering Circular, filed as part of an offering statement on the Form 1-A (the “Offering Circular”), which must be qualified by the Securities and Exchange Commission (the “SEC”) prior to any sales in the Offering;

WHEREAS, in compliance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, Issuer and Placement Agent proposes to establish an escrow fund with Escrow Agent to receive, hold and disburse the funds raised in the Offering from Investors who subscribe to the Offering by executing the Offering Subscription Agreement (“Subscriber(s)”); and

WHEREAS, Escrow Agent has agreed to act as escrow agent in connection with the Offering on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Recitals.

The Recitals to this Agreement are hereby incorporated into the body hereof by this reference as though fully set forth herein.

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2. Appointment of Escrow Agent.

Issuer and Placement Agent hereby appoint on the date hereof Bank to serve as Escrow Agent hereunder, and Bank hereby agrees on the date hereof to serve as Escrow Agent hereunder. Escrow Agent agrees to serve as Escrow Agent hereunder until August 31, 2020 (the “Termination Date”), unless extended by mutual written agreement by the Company and the Placement Agent, said event hereinafter called October 30, 2020 (the “Extended Termination Date”). The parties hereto agree to use the Extended Termination Date of October 30, 2020 for purposes of maintaining and closing the Escrow Account, as defined below, without further notice to the Escrow Agent.

3. Accounts.

(a) All moneys received by Issuer or Placement Agent, as applicable, in connection with the Offering shall be deposited by Issuer or Placement Agent, as applicable (said amounts in the aggregate being the “Escrow”), in a non-interest bearing deposit account with Bank entitled “Boston Private Bank & Trust Company, as escrow agent pursuant to an Escrow Agreement by and among it, Issuer and Placement Agent” (the “Escrow Account”).

(b) Escrow Agent shall send account statements to Issuer and Placement Agent no less than monthly regarding the Escrow Account.

(c) All income earned, including gains, on the Escrow Account, if any, shall be treated as income or gain to Issuer for tax purposes.

4. Obligations of the Issuer, Placement Agent and Escrow Agent.

(a) Notwithstanding anything contained herein to the contrary, the Escrow Agent will return to Subscribers, as applicable, any and all funds held in the Escrow Account as may be designated in a joint written notice executed and delivered by Placement Agent and Issuer which such notice shall indicate the amount of such funds to be returned and the date such funds should be delivered. The Placement Agent shall provide the Escrow Agent with the name and bank account information, as applicable, of any Subscriber specified in said joint written notice to where such funds shall be delivered. Placement Agent and Issuer may direct the Escrow Agent to use any services or third parties permissible under Reg A of the Act.

(b) At any time on or before the Termination Date or the Extended Termination Date, if applicable, when the conditions in the Offering Circular have been satisfied on or before the Termination Date or the Extended Termination Date, Issuer and Placement Agent shall provide Escrow Agent with joint written notice (a) stating that the conditions set forth in the Offering Circular have been satisfied or waived, (b) providing the names of the Subscribers and the amount of units subscribed for, (c) the amount of the Subscription Proceeds, (d) setting a Funds Transfer Date (“Funds Transfer Date”) which shall not be less than 48 hours after the receipt by Escrow Agent of such written notice, and (e) appropriate wire instructions. On the Funds Transfer Date, Escrow Agent shall, in accordance with the joint written notice from Issuer and Placement Agent, remit, by wire transfer of immediately available funds to the Issuer and the Placement Agent, amounts to each as set forth in the joint written notice, together equalling the Subscription Proceeds received.

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(c) If Escrow Agent has not received on or before the Termination Date (i) a joint written notice from Issuer and Placement Agent as set forth in Section 4(b) of this Agreement with respect to an Extended Termination Date, (ii) a joint written notice pursuant to Section 4(a) hereof, or (iii) a joint written notice pursuant to Section 4(b) hereof, Escrow Agent shall return all funds in the Escrow Account to Subscriber(s) within ten (10) days after the Termination Date.

(d) If Escrow Agent has received a joint written notice from the Issuer and Placement Agent extending the Termination Date to become the Extended Termination Date, but has not received (i) a joint written notice pursuant to Section 4(a) hereof, or (ii) a joint written notice pursuant to Section 4(b) hereof, Escrow Agent shall return all funds in the Escrow Account to Subscriber(s) within ten (10) days after Extended Termination Date.

(e) Unless the Escrow Agent has received a joint written notice by the Issuer and Placement Agent to extend the Termination Date or the Extended Termination Date, then such Termination Date or Extended Termination Date, as the case may be, shall be deemed the Final Termination Date and the Escrow shall be closed.

5. Escrow Agent’s Duties.

It is understood and agreed, further, that Escrow Agent shall:

(a) be under no duty to enforce or collect any payment of any subscription which is to be paid to and held by it hereunder;

(b) be under no duty to accept funds, checks, drafts or instructions for the payment of money from anyone other than Issuer or Placement Agent or to give any receipt therefore except to Issuer or Placement Agent;

(c) have no liability for following the instructions herein or expressly provided for, or written instructions given by Issuer and/or Placement Agent;

(d) promptly notify Issuer and Placement Agent if the amount deposited in the Escrow Account is less than any amount Issuer or Placement Agent has instructed Escrow Agent to deliver to Issuer or Placement Agent or any other person; and

(e) only be responsible for depositing in the Escrow Account funds delivered to Escrow Agent by Issuer or Placement Agent along with written instructions to deposit such funds in the Escrow Account.

6. Limitations of Escrow Agent’s Responsibilities and Liabilities.

(a) The duties and responsibilities of Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and Escrow Agent undertakes to perform only such duties as are expressly set forth herein. No further duties or responsibilities of Escrow Agent shall be implied. Escrow Agent shall not be bound by the Offering Circular or have any duties thereunder. In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from Issuer, Placement Agent or any other person with respect to the Escrow which, in the opinion of Escrow Agent, are in conflict with or do not strictly comply the provisions of this Agreement, it shall be entitled, without liability to Issuer, Placement Agent or any other person, to refrain from taking any action other than to safely keep the Escrow in the Escrow Account until it shall be directed otherwise in writing jointly signed by Issuer and Placement Agent or by a final order of a court of competent jurisdiction or arbitrator.

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(b) Escrow Agent shall not be liable to Issuer, Placement Agent or any other person, including any investor whose funds were delivered to Escrow Agent for deposit in the Escrow Account, for any action taken or omitted by Escrow Agent unless a court of competent jurisdiction by a final, non-appealable order, determines that any loss incurred by Issuer, Placement Agent or any other person, including any investor whose funds were delivered to Escrow Agent, was caused by Escrow Agent’s willful misconduct or gross negligence. In the administration of the Escrow Account hereunder, Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. Notwithstanding anything to the contrary contained in this Agreement, Escrow Agent shall not be liable for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons unless a court of competent jurisdiction by a final, non-appealable order determines that a loss suffered by Issuer, Placement Agent or any investor whose funds were delivered to Escrow Agent was caused by Escrow Agent’s gross negligence or willful misconduct.

7. No Duty of Investigation.

Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such notice, instruction, request or other document. The Escrow Agent shall have no duty to solicit any payments that may be due it hereunder.

(a)	Escrow Agent may resign from its duties and obligations hereunder by giving not less than 30 days notice in writing of such resignation or may be removed by Issuer and Placement Agent at any time upon written notice to Escrow Agent jointly signed by Issuer and Placement Agent. In the event of resignation or discharge of Escrow Agent, Issuer and Placement Agent shall appoint a successor agent, to hold the Escrow, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. Issuer and Placement Agent, jointly and severally, shall be liable for any expenses incurred by Escrow Agent in transferring the Escrow to a successor escrow agent. If no successor escrow agent is appointed prior to the effective date of the termination or resignation of Escrow Agent, Escrow Agent, at the joint and several expense of Issuer and Placement Agent may place all of the Escrow at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent.

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8. Escrow Fees.

The fees of Escrow Agent for the provision of all services under this Agreement are set forth on Schedule 1 attached hereto and shall be paid by Issuer, as set forth on Schedule 1.

9. Indemnification of Escrow Agent by Issuer and Placement Agent.

Issuer and Placement Agent, jointly and severally, shall indemnify, defend and save harmless Escrow Agent and its directors, officers, agents and employees and attorneys (collectively, the “Indemnitees”) from and against any and all claims, losses, liabilities, damages, fines, penalties and expenses (including the out-of-pocket and incidental expenses and legal fees and expenses (“Liabilities”)) that may be imposed on, incurred by, or asserted against Indemnitees or any of them arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement or (ii) the following of any instructions or directions upon which Escrow Agent is authorized to rely pursuant to the terms of this Agreement provided that the Indemnitees have not acted with gross negligence or engaged in willful misconduct, as determined by a final, non-appealable order of the court of competent jurisdiction. Issuer and Placement Agent hereby grant to Escrow Agent a lien on a security interest in the Escrow, to the extent of their respective interest therein, to secure their respective indemnification obligations to Escrow Agent as set forth herein. The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement. If Escrow Agent receives payment and it is later determined that the Indemnitee was not entitled to such indemnification payment, Escrow Agent shall repay such payment to its source.

10. Limitation of Damages.

Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action. The parties hereto acknowledge that this provision shall survive the resignation or removal of Escrow Agent for any reason and/or termination of this Agreement.

11. Uncollectible Deposits and Chargebacks; Refunds.

If any checks or other instruments delivered to Escrow Agent for deposit in the Escrow Account prove uncollectable, Issuer or Placement Agent shall promptly reimburse the Escrow Agent therefore upon written request and the Escrow Agent shall deliver the returned checks or other instruments to Issuer or Placement Agent.

12. Bank Required Investigation & Identification Information.

Issuer and Placement Agent each acknowledges that Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account in order to help the government fight the funding of terrorism and money laundering activities. Accordingly, Issuer and Placement Agent shall provide Escrow Agent with such information as Escrow Agent shall request to identify the relevant parties to this Agreement, and Escrow Agent shall only use such information for that purpose.

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13. Notices.

All notices, demands, and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person, by email or fax, by United States mail, certified or registered mail, return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered as follows:

(a)	if to Escrow Agent
Boston Private Bank and Trust Company 160 Bovet Road, San Mateo, CA 94402 Attn: Christopher Ramirez Tel: 650-378-3709 Fax: 408-516-9719 Email: cramirez@bostonprivate.com

and
Boston Private Bank and Trust Company 10 Post Office Square, Boston MA 02109 Attn: Beth Lombardo Tel: 617-912-1923 Fax: 617-912-4496 Email: blombardo@bostonprivate.com

and
Boston Private Bank and Trust Company 801 S. Figueroa Street, Suite 1825. Los Angeles, CA 90017 Attn: Esther Kamp Tel: 213-784-8274 Fax: 213-947-1275 Email: ekamp@bostonprivate.com

(b)	if to Issuer
World Tree USA, LLC 1910 South Stapley Drive, Suite 22, Mesa, AZ 85204 Attn: Deborah Cullen, CFO Tel: 310-488-9497 Fax: 480-948-0188 Email: deb@worldtree.info

(c)	if to Placement Agent
Vanderbilt Securities LLC 125 Froehlich Farm Boulevard, Woodbury, New York 11797 Attn: Joseph Trifiletti, President Tel: 631-845-5100 Fax: 631-845-4631 Email: jtrifiletti@vblt.com

With a copy to:
Charles M. O’Rourke, Esq. 2 Swenson Lane Woodbury, NY 11797 Tel: 516-677-9785 Fax: 516-677-9786 Email: cor@corlawyer.com

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(d) or at such other address as any of the above may have furnished in writing to the other parties. Any such notice, demand or communication shall be deemed to have been given (i) on the date given, if delivered in person, emailed or faxed or otherwise actually delivered, (ii) on the date received, if given by registered or certified mail, return receipt requested, or given by overnight courier service, or (iii) three days after the date mailed, if by first class mail, postage prepaid.

14. Amendment.

The provisions of this Escrow Agreement may be waived, altered, amended, supplemented, or replaced, in whole or in part, only by a writing signed by all of the parties hereto.

15. Assignment; Third Parties.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in the following sentence, this Agreement may not be transferred or assigned by Issuer, Placement Agent or Escrow Agent without the prior written consent of the other parties. Any corporation, association, or other entity into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its corporate trust business, or any corporation, association or other entity resulting from any such merger, conversion, consolidation, sale or other transfer, shall, ipso facto, be and become successor Escrow Agent hereunder, vested with all of the powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that any successor Escrow Agent shall promptly notify Issuer and Placement Agent in writing upon its appointment hereunder.

16. Electronic and Scanned Signatures; Counterparts.

This Agreement may be executed and delivered, including by facsimile signature, in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. No Third Party Beneficiaries.

Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal right, remedy or claim.

18. Choice of Law and Jurisdiction.

This Agreement shall be governed by and construed and enforced in accordance with the laws of The State of California (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws. The parties hereto agree that any action brought hereunder shall be brought in the courts located in the County of Alameda, in the State of California having subject matter jurisdiction. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

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19. Entire Agreement.

Except as set forth in the Offering Circular and the other agreements contemplated thereby, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. In the event of a conflict between the terms of the Offering Circular and the provisions hereof, the provisions hereof shall control in respect of Escrow Agent’s rights and duties.

20. Unenforceability or Partial Unenforceability.

The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted, provided that the obligations and responsibilities of Escrow Agent are not materially altered or modified.

21. Disputes Concerning Agreement.

In the event that a dispute concerning the subject matter of this Agreement is such that Escrow Agent deems it necessary or appropriate for its protection to do so, Escrow Agent may deposit the Escrow into a court of competent jurisdiction and thereupon shall have no further duties with respect to this Agreement. Without limiting the foregoing, in the event that all or any portion of the Escrow shall be attached, garnished or levied upon by any court order, or if the delivery of any portion of the Escrow shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be entered affecting the Escrow or Escrow Agent in respect of the Escrow, Escrow Agent may, in its sole discretion, obey and comply with such orders, decrees, writs and judgments so issued or entered, notwithstanding any other provision of this Agreement to the contrary.

22. No Payment on Non-Business Days.

If any payment under this Agreement is to be made on a day which is a Saturday, Sunday or a day on which Escrow Agent is closed, then such payment shall be made, with no penalty or interest being due because of such delayed payment, on the next succeeding day which is not a Saturday, Sunday or a day on which Escrow Agent is closed.

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23. Arbitration of Disputes.

ISSUER, PLACEMENT AGENT AND ESCROW AGENT AGREE THAT NONE OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON OR ARISING OUT OF, THIS AGREEMENT OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY ISSUER, PLACEMENT AGENT AND ESCROW AGENT, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.

24. Termination of Agreement.

This Agreement shall terminate when all funds in the Escrow Agreement have been transferred to Issuer, Placement Agent or another person as provided in this Agreement, except for those provisions of this Agreement which specifically provide that they survive termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the day and year first above written.

BOSTON PRIVATE BANK AND TRUST CO., as Escrow Agent

By:
Name: Torrance Childs
Title: Executive Vice President Private Banking

WORLD TREE USA, LLC as Issuer

By:
Name: Deborah Cullen Title: Chief Financial Officer

VANDERBILT SECURITIES, LLC as Placement Agent

By:
Name: Joseph Trifiletti Title: President

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Schedule 1

(1) Escrow Disbursement Fee (per disbursement) 0.25% of disbursement amount.

(2) In addition, in the event that there is a dispute between Issuer and/or Placement Agent and Escrow Agent, Issuer and Placement Agent, jointly and severally, agree to reimburse Escrow Agent for all expenses, disbursements and advances, including reasonable attorneys’ fees, incurred or made by the Escrow Agent in connection with any such dispute. Such amounts shall be payable by Issuer and Placement Agent, jointly and severally, within 30 days of invoice by Escrow Agent.

(3) In addition, Issuer hereby agrees to reimburse Escrow Agent for all expenses, disbursements and advances, including reasonable attorneys’ fees, incurred or made by the Escrow Agent in connection with the modification, extension or termination of this Agreement. Such amounts shall be payable by Issuer within 30 days of invoice by Escrow Agent.

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